Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES,
AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
OF
7.5% SERIES F MANDATORY CONVERTIBLE PREFERRED STOCK
OF
ADELPHIA COMMUNICATIONS CORPORATION

Pursuant to Section 303 of the
General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following amendment to the Certificate of Designations, Preferences, and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 7.5% Series F Mandatory Convertible Preferred Stock (the “Certificate of Designations”) was duly authorized by an order of the United States Bankruptcy Court for the Southern District of New York in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware:

1. Amendment: Section 5 of the Certificate of Designations is hereby amended by replacing the words “June 8, 2005” with the words “the earlier of September 30, 2005 or 45 days before the date on which a confirmation hearing is scheduled to occur in the United States Bankruptcy Court for the Southern District of New York relating to the Corporation’s plan of reorganization.”

2. Effect of Amendment: Except as amended hereby, the Certificate of Designations shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Executive Vice President, General Counsel and Secretary this 28th day of June, 2005.

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ Brad M. Sonnenberg
Name:	Brad M. Sonnenberg
Title:	Executive Vice President, General Counsel and Secretary